U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2008

MORTGAGEBROKERS.COM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

333-105778
(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	05-0554486 (IRS Employer Identification No.)

260 Edgeley Boulevard, Suite 11, Concord, Ontario L4K 3Y4
(Address of principal executive offices)

(877) 410-4848
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.  Changes in Registrant’s Certifying Accountant

Resignation of Accountant

On January 23, 2008, Jewett, Schwartz, Wolfe & Associates (the “Accountant”), resigned as the Company’s independent auditor.  The Accountant was engaged on May 16, 2007, and, therefore, served as the Company’s independent accountant for just over eight months.  During that limited period of service, the Accountant did not issue any audit report on the Company’s financial statements because it did not conduct any audit of the financial statements of the Company, there were no disagreements with the Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the Accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with any report it might have issued on the financial statements of the Company, and there were no reportable events described in Item 304(a)(1)(iv) of Regulation S-B.  The Accountant resigned following a dispute between the Company and the Accountant regarding reimbursement of certain Accountant expenses.

The Company has provided the Accountant with a copy of the disclosures it is making in response to Item 304(a) of Regulation S-B and has requested that the Accountant furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company. On February 5, 2008, the Accountant provided the Company with a letter stating that it disagrees in part with the statement made in the last sentence of the preceding paragraph.  A copy of this letter is attached hereto as Exhibit 16.1.

Item 9.01.   Financial Statements and Exhibits

The following are filed as exhibits to this report:

           Exhibit No .     Description of Document

                16.1             Letter from Jewett, Schwartz, Wolfe & Associates

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mortgagebrokers.com Holdings, Inc.

Date:  February 7, 2008                                                                                By: /s/ Alex Haditaghi
Alex Haditaghi,
President